UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 26, 2018

Par Pacific Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-36550	84-1060803
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

825 Town & Country Lane, Suite 1500 Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)
(281) 899-4800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement

On November 26, 2018 (the “Execution Date”), Par Petroleum, LLC (“Par Petroleum”), a subsidiary of Par Pacific Holdings, Inc. (the “Company”), entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with TrailStone NA Oil & Refining Holdings, LLC, a Delaware limited liability company (the “Seller”), and, solely for certain purposes specified in the Purchase Agreement, the Company. Pursuant to the Purchase Agreement, the Seller agreed to sell 100% of the issued and outstanding equity interests (the “Company Interests”) in TrailStone NA Asset Finance I, LLC, a Delaware limited liability company, to Par Petroleum (the “Transaction”).

Set forth below are certain material terms of the Purchase Agreement.

Purchase Price. Par Petroleum agreed to purchase the Company Interests for a base purchase price equal to $358 million (the “Base Purchase Price”), payable in approximately $321 million in cash (the “Cash Purchase Price”) and 2,363,776 shares (the “Base Shares”) of the Company’s common stock, par value $0.01 (the “Common Stock”). The purchase price will be adjusted by net working capital, the value of hydrocarbon inventory, reimbursable capital expenditures, closing indebtedness and transaction expenses. Par Petroleum may elect to decrease the Cash Purchase Price by an amount not to exceed approximately $113 million (the “Backstop Amount”) and to correspondingly increase, subject to a cap equal to 19.9% of the issued and outstanding Common Stock as of the Execution Date, the number of Base Shares by a number of shares of Common Stock (rounded up to the nearest whole share, the “Backstop Shares” and together with the Base Shares, the “Consideration Shares”) equal to the dollar amount of the decrease in the Cash Purchase Price divided by the lesser of (i) the product of (A) 0.95 and (B) the volume-weighted average price for one share of the Common Stock for the 10 trading days ending (but including) the trading day immediately prior to the date of the closing of the Transaction and (ii) the lowest of any net cash proceeds to the Company on a per share basis resulting from certain sales of Common Stock by the Company during the period between the Execution Date and the closing of the Transaction. On the Execution Date, Par Petroleum paid the Seller a non-refundable fee equal to 3% of the Backstop Amount.

Closing Conditions and Termination. The closing of the Transaction is subject to certain closing conditions, including, among other things, (i) the receipt of certain consents to and approvals of the Transaction, , and (ii) that no material adverse effect with respect to TrailStone NA Asset Finance I, LLC and its subsidiaries or the Company has occurred and is continuing. The closing of the Transaction will take place on the fifth business day following the satisfaction or waiver of the closing conditions contained in the Purchase Agreement, or on such other date to which the Seller, Par Petroleum and the Company may mutually agree, provided that, (i) the closing shall not occur prior to January 10, 2019, without the prior written consent of the Seller in its sole discretion and (ii) either the Seller or Par Petroleum may elect to terminate the Purchase Agreement if the closing has not occurred on or before January 25, 2019, as such date may be extended pursuant to the Purchase Agreement, provided that a party is not entitled to terminate the Purchase Agreement if it is then in breach of the Purchase Agreement and such breach has resulted in or caused the failure to close. In the event that the Seller terminates the Purchase Agreement because Par Petroleum has breached any of its representations, covenants or agreements under the Purchase Agreement, generally subject to a 30 day cure period (subject to extension), and such breach would or does result in the failure of any of the closing conditions set forth in the Purchase Agreement, then Par Petroleum will pay the Seller a termination fee equal to 7.5% of the Base Purchase Price. In the event that the Seller terminates the Purchase Agreement because Par Petroleum fails to pay the Purchase Price at the closing and at the time of termination a Par Petroleum material adverse effect is not continuing, then Par Petroleum will pay the Seller a termination fee equal to 10% of the Base Purchase Price. No termination fee is payable if the closing conditions set forth in the Purchase Agreement are not satisfied or waived by the party entitled to waive such condition.

Representations, Warranties and Covenants. The Purchase Agreement contains customary representations, warranties and covenants for a transaction of this type. The Purchase Agreement also contains certain covenants with respect to the period of time between the Execution Date and the closing of the Transaction.

Guaranty. Par Pacific will guaranty certain of Par Petroleum’s obligations under the Purchase Agreement.

Casualty and Condemnation. In the event that certain of the tangible assets of the business acquired from the Seller in the Transaction are destroyed or damaged by a casualty event or taken by a condemnation event prior to the closing of the Transaction, the Purchase Agreement provides for, in certain instances, a purchase price reduction, or the right of either party to terminate the Purchase Agreement.

Indemnification. The Seller has generally agreed to indemnify Par Petroleum for breaches of covenants contained in the

Purchase Agreement, as well as for losses with respect to terminated contracts and Seller taxes, and Par Petroleum has generally agreed to indemnify the Seller for breaches of its representations, warranties and covenants contained in the Purchase Agreement and for certain taxes, subject to certain survival period limitations and caps. In connection with the Transaction, Par Petroleum will obtain a buyer-side representation and warranty insurance policy to provide coverage for breaches of representations and warranties of the Seller contained in the Purchase Agreement, as well as a tax insurance policy, which policies will be subject to certain exclusions, deductibles, and other terms and conditions set forth therein. In addition, a number of shares of Common Stock equal to 10% of the Base Purchase Price will serve as a source of payment for indemnification claims made by Par Petroleum for a period of six months after the date of the closing of the Transaction.
Financing of the Transaction and Commitment Letter.
The Company expects to finance with Transaction with a combination of debt and equity financing. In connection with the entry into the Purchase Agreement, on the Execution Date, the Company, Par Petroleum and Par Petroleum Finance Corp., a subsidiary of Par Petroleum, entered into a commitment letter (the “Commitment Letter”) with Goldman Sachs Bank USA (“GS”), whereby GS agreed to act as the sole lead arranger, sole bookrunner and sole syndication agent in connection with a $275.0 million senior secured term loan facility (the “Term Loan Facility”), and committed to fund the entirety of such term loan facility as a lender thereunder, for the purpose of financing the Transaction, and subject to the terms and conditions set forth in the Commitment Letter. The funding of the Term Loan Facility provided for in the Commitment Letter is contingent on the satisfaction of customary conditions, including (i) the execution and delivery of definitive documentation with respect to the Term Loan Facility in accordance with the terms sets forth in the Commitment Letter, and (ii) the consummation of the Transaction in accordance with the Purchase Agreement.
Committed equity financing for the Transaction is being provided by the Seller in the form of the Backstop Shares, but the Company may alternatively seek alternative equity financing via the capital markets.

Item 3.02    Unresgistered Sales of Equity Securities

The information provided under Item 1.01 in this Current Report on Form 8-K regarding the issuance of the Consideration Shares to Seller pursuant to the terms of the Purchase Agreement is incorporated by reference into this Item 3.02. No finders’ fees or commissions will be paid to any party in connection with the issuance of the Consideration Shares. The Consideration Shares will be issued by the Company in a private placement transaction in reliance upon an exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 7.01.     Regulation FD Disclosure.

On the Execution Date, the Company issued a news release announcing the entry into the Purchase Agreement. The news release is filed as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

On the Execution Date, the Company posted a presentation regarding the Transaction on the “Investor Relations” section of its website at www.parpacific.com. Information on the Company’s website or any other website is not incorporated by reference in this Current Report on Form 8-K and does not constitute a part of this Current Report on Form 8-K. The presentation materials are attached hereto as Exhibit 99.2 and incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the foregoing information, including Exhibit 99.1 and Exhibit 99.2, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall such information and Exhibits be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

This Current Report on Form 8-K, including Exhibit 99.1 and Exhibit 99.2, shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Forward-Looking Statements

This Current Report on Form 8-K, including Exhibit 99.1 and Exhibit 99.2, includes certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities

Exchange Act of 1934, as amended, which are intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements with respect to the Transaction, effects and timing of the closing of the Transaction, the anticipated financing for the Transaction and the amount of debt and equity consideration, the anticipated synergies and other benefits of the Transaction, the anticipated financial and operating results of the Transaction and the effect on the Company’s cash flows and profitability (including Adjusted EBITDA, free cash flow, adjusted net income per share and adjusted earnings per share) are forward-looking statements. Additionally, forward looking statements are subject to certain risks, trends, and uncertainties. The Company cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct.  Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this Current Report on Form 8-K.  The Company does not intend to update or revise any forward-looking statements made herein or any other forward looking statements as a result of new information, future events or otherwise. The Company further expressly disclaims any written or oral statements made by a third party regarding the subject matter of this news release.
Item 9.01        Financial Statements and Exhibits

(d)     Exhibits

99.1    News Release, dated November 26, 2018.
99.2    Investor Presentation dated November 2018.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: November 26, 2018

PAR PACIFIC HOLDINGS, INC.

By:	/s/ J. Matthew Vaughn
J. Matthew Vaughn
Senior Vice President and General Counsel

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